EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Solitario Exploration & Royalty Corp.’s Registration Statements on Form S-3 (File No. 333-194827) and on Form S-8 (File Nos. 333-146227 and 333- 190304) of our report dated March 10, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/S/ EKS&H LLLP

EKS&H LLLP

March 10, 2017 Denver, Colorado